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                                  EXHIBIT 99.1

#41488203


                       WESTERN OHIO FINANCIAL CORPORATION


WESTERN OHIO FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER EARNINGS AND DECLARES DIVIDEND

SPRINGFIELD, Ohio, Apr 24, 2003 /PRNewswire-FirstCall via COMTEX/ -- Western Ohio Financial Corporation (Nasdaq: WOFC), parent corporation of Cornerstone Bank, Springfield, Ohio, today announced the Company's first quarter earnings and dividend.

A quarterly dividend of 25 cents per share will be paid on May 30, 2003 to shareholders of record on May 16, 2003.

Net income for the three months ended March 31, 2003 was $621,000 compared to $449,000 for the same period in 2002. Net income per share for the three months ended March 31, 2003 was 35 cents on a fully diluted basis, up 9 cents, or 35%, from 26 cents for the three months ended March 31, 2002.

As of March 31, 2003, Western Ohio had total assets of $351,244,000, total deposits of $216,951,000 and shareholders' equity of $43,334,000.

John W. Raisbeck, President and Chief Executive Officer stated, "This was an excellent quarter for us. Non-interest income increased 43% for this period to $825,000 compared to $574,000 for the three months ended March 31, 2002, while non-interest expense remained virtually unchanged from the same period last year."

When used in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors -- including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors -- could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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                       WESTERN OHIO FINANCIAL CORPORATION
                             COMPARATIVE STATISTICS
                  (Dollars in thousands except per share data)


                                                   March 31,        December 31,
                                                     2003              2002
                                                     ----              ----
Total assets                                       $351,244          $346,795
Total loans, net                                    279,888           256,883
Allowance for loan and lease losses                   1,885             1,806
Securities                                           41,110            46,001
Deposits                                            216,951           219,169
Borrowed funds                                       88,297            81,243
Shareholders' equity                                 43,334            43,205
Book value per common share outstanding            $  24.64          $  24.62
Market value per share                             $  21.08          $  20.84

                                                    For the Quarter Ended
                                                          March 31,
                                                    2003             2002
                                                    ----             ----
Net income                                         $ 621           $ 449
Earnings per share
Basic                                              $0.36           $0.26
Diluted                                            $0.35           $0.26
Return on average assets                            0.72%           0.52%
Return on average equity                            5.69%           4.24%


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
                                                       For the Quarter Ended
                                                             March 31,
                                                        2003         2002
                                                        ----         ----
    Net income                                         $ 621        $ 449
    Earnings per share
    Basic                                              $0.36        $0.26
    Diluted                                            $0.35        $0.26
    Return on average assets                            0.72%        0.52%
    Return on average equity                            5.69%        4.24%

SOURCE Western Ohio Financial Corporation
John W. Raisbeck, President and CEO of Western Ohio Financial
Corporation, 1-937-327-1112
Copyright (C) 2003 PR Newswire. All rights reserved.